U.S. Gold Corp. Announces Acquisition of Orevada Metals, Inc.

Transformative transaction brings 2nd promising NV exploration project to USAU

ELKO, NV, September 11, 2019 – U.S. Gold Corp. (NASDAQ: USAU) is pleased to announce it has closed the acquisition of Orevada Metals, Inc. (“Orevada Metals”) in an all share transaction. Orevada Metalsis a Nevada corporation, wholly owned by a privately held Canadian company (“Orevada”), which has become a new wholly-owned subsidiary of U.S. Gold Corp. Orevada has an option to acquire a 70% interest in the Maggie Creek Project.

The acquisition of Orevada and the option to acquire the Maggie Creek Project, gives U.S. Gold Corp. its second promising exploration project in Nevada, on the Carlin Trend. The Maggie Creek Project is located in the heart of the Carlin Trend, immediately adjacent to Newmont Mining’s (NYSE: NEM) 26-million-ounce Gold Quarry mine. The Project occurs along the northeast projection of the Gold Quarry fault zone, which is an important mineralizing control at the Gold Quarry mine, indicating significant potential to discover Carlin style gold deposits in one of the world’s most sought-after gold districts. The recent discoveries at Carlin (Leeville) and Gold Quarry (Chukar) demonstrate the potential for high-grade deposits at depth – mostly untested at Maggie Creek. Newmont’s Rainbow deposit occurs immediately south of the Maggie Creek project boundary (See link for Figure 1):

www.usgoldcorp.gold/maggie-creek

Established in 2018 by leaders in the mining industry, Orevada is a North American focused exploration company that has an option to acquire a 70% interest in the Maggie Creek Project. The founding group of Orevada has significant experience in growing mining companies with Maggie Creek being a high priority drill ready target in a premier gold district. U.S. Gold Corp. acquired Orevada by way of a share acquisition. U.S. Gold Corp. issued 2 million shares to shareholders of Orevada.

Edward Karr comments, “This is a strategic acquisition for U.S. Gold Corp.; creating a leading exploration company focused on the discovery of Carlin style deposits. The numerous gold showings at Maggie Creek within classical stratigraphy and structure that hosts the majority of gold ounces in the Carlin Trend, highlight the significant potential of the property. The host rocks and fault structures associated with Gold Quarry extend onto property while the Chukar-Anulite Fault structure, driving the high-grade mineralization at Gold Quarry, projects into the Maggie Creek Property where it intersects the NW structural corridor creating high priority drill targets. With this acquisition, U.S. Gold Corp. now controls two promising exploration projects on two of the world’s leading gold trends.”

Drilling will initially test mineralized gold horizons that are projected to down dip into district-scale structures. These structures are part of a set of structures that focus large gold deposits that includes not only the Gold Quarry deposit but also the 41 million-ounce Betze-Post deposit and the 15 million-ounce Leeville -Carlin deposit within the district (see link for Figure 2):

www.usgoldcorp.gold/lynn-carlin-window

Further updates about the Maggie Creek acquisition will be forthcoming.

About U.S. Gold Corp.

U.S. Gold Corp. is a publicly traded U.S.-focused gold exploration company. U.S. Gold Corp. has a portfolio of exploration properties. Copper King is located in Southeast Wyoming and has a Preliminary Economic Assessment (PEA) technical report, which was completed by Mine Development Associates. Keystone is an exploration property on the Cortez Trend in Nevada. For more information about U.S. Gold Corp., please visit www.usgoldcorp.gold

Safe Harbor

Certain statements in this shareholder letter are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated,” and “intend,” among others. These forward-looking statements are based on U.S. Gold Corp.’s current expectations, and actual results could differ materially from such statements. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, risks arising from: the prevailing market conditions for metal prices and mining industry cost inputs, environmental and regulatory risks, risks faced by junior companies generally engaged in exploration activities, whether U.S. Gold Corp. will be able to raise sufficient capital to implement future exploration programs, and other factors described in the Company’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K filed with the Securities and Exchange Commission, which can be reviewed at www.sec.gov. The Company has based these forward-looking statements on its current expectations and assumptions about future events. While management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory, and other risks, contingencies, and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control. The Company makes no representation or warranty that the information contained herein is complete and accurate and we have no duty to correct or update any information contained herein, except as required by applicable securities laws.

For additional information, please contact:

U.S. Gold Corp. Investor Relations:

+1 800 557 4550

ir@usgoldcorp.gold

www.usgoldcorp.gold